Exhibit 5.3
VIA EDGAR
April 12, 2007
Great Basin Gold Limited
United States Securities and Exchange Commission

Re:	Great Basin Gold Limited — Registration Statement on Form F-10 (File No. 333-141484)
     We hereby consent to the reference to our opinions under the headings “Eligibility for Investment”, and “Canadian Federal Income Tax Considerations” and the reference to our name under the headings “Legal Matters” and “Documents Filed as Part of the Registration Statement” in the registration statement, as amended by Amendment No. 1 thereto, (the “Registration Statement”) on Form F-10 of Great Basin Gold Limited (File No. 333-141484). In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations thereunder.
     This letter is solely for the information of the addressees and is not to be used, quoted from or referred to, in whole or in part, in the Registration Statement (except in the Exhibit of the Registration Statement) or any other document and should not be relied upon for any other purpose.
Yours truly,
FASKEN MARTINEAU DUMOULIN LLP
“FASKEN MARTINEAU DUMOULIN LLP”